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                        CONSULTING / EMPLOYMENT AGREEMENT           Exhibit 10.2

    This interim agreement dated November 1, 1998 is entered by and between Axicom Communications Group, Inc. ("Axicom") with offices at 50 Broad St., Suite 501, New York, NY 10004, and Mr. Chris Seelbach ("Seelbach"), with offices at 44 Woodcrest Avenue Short Hill, NJ 07078

    WHEREAS, AxicomOnline is in the business of providing telecommunications services to international consumers worldwide; and

    WHEREAS, Mr. Seelbach is a consultant to the telecommunications industry, and

    WHEREAS, Axicom wishes to engage Mr. Seelbach's services initially as a part time consultant and at the next financing as a full time employee; and

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Axicom and Mr. Seelbach agreed as hereby follows:

1. Develop clear roles/responsibilities of Senior Managers. Operational plans will follow the five year business plan and subsequent plans as approved by the Board of Directors (BOD).

2. The Board of Directors will include Christian Bardenheuer, Warner Johnson, Chris Seelbach (at the completion of the next financing), Karla Elrod, Carla Harris, and new stockholders as appropriate.

3. As one of the Senior Managers, Mr. Seelbach will be responsible with the others to propose major financial and management policies subject to BOD approval. Any major disagreements between Senior Managers will be decided by the BOD.

4. Compensation for Mr. Seelbach's services started in August at $5000 per month payable with the next funding. In the event funding is not secured, payment for these services will start upon the company reaching $200,000 in monthly sales or March 1, 1999, whichever is earlier. In addition, starting with the month of funding, Mr. Bardenheuer, Mr. Johnson and Mr. Seelbach will be compensated at $10,000 per month until Axicom reaches revenue of $1M per month, at which point compensation will be increased to $15,000 per month. As one of the Senior Managers, Mr. Seelbach will participate in the company's employee benefits, bonus and stock options programs which will be developed and approved by the Senior Managers and by the BOD.

5. Axicom will grant Mr. Seelbach options/warrants for 5% of the company as follows: 2.5% effective 11/1/98 at the last price of stock sold ($1.00 per share) to be vested 6 months after the date of signing of this agreement. In addition, these options/warrants will have a clause to increase the number of shares granted at next financing, at

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    the price of the financing, so that the 2.5% position is maintained; these additional shares to maintain this position will vest 6 months after the financing. Additional options/warrants for another 2.5% will be granted at the next round of financing, at that price, to be vested 12 months after the financing (anticipated first quarter, 1999). These options/warrants will remain in effect as long as Mr. Seelbach remains with the company and are exercisable over five years. In the event that new investors or the BOD determine that the services of Mr. Seelbach are no longer required at any time after the grant of the options, those granted will immediately vest. In the event that Mr. Seelbach were to leave Axicom voluntarily prior to the date that the options/warrants granted vest, these options/warrants will immediately become null and void.

6. Mr. Seelbach will be granted the right to purchase additional options/warrants at subsequent financings (at the then stock price) over the next two years to prevent dilution of his 5% ownership; these options will vest 12 months after the financing. These options/warrants will remain in effect as long as Mr. Seelbach remains with the company and are exercisable over five years. In the event that new investors or the current BOD determine that Mr. Seelbach's services are no longer required at any time after the grant of the options, those granted will immediately vest. In the event that Mr. Seelbach were to leave Axicom voluntarily prior to the date that the options/warrants granted vest, these options/warrant will immediately become null and void.

7. The finders fee of $35,000 for the $500,000 extension of credit by FCI is acknowledged and wil be paid upon the next financing. In the event there is not financing this fee will become payable upon the company reaching $250,000 in monthly sales or April 1, 1999, whichever is sooner. No additional finders fees will be due after Mr. Seelbach executes this agreement with the company.

8. This agreement defines the terms of Mr. Seelbach's employment and compensation with Axicom and is intended to be part of an employment contract that will be effective prior to financing. However, these terms will remain in effect and will be binding unless modified by mutual consent.


Agreed to/date:

/s/ Chris Seelbach              12/21/98
    ---------------------------
    Chris Seelbach

/s/ Warner R. Johnson, Jr.      Dec 21, 1998  /s/ Christian Bardenheuer
    ---------------------------                   ---------------------------
    Warner Johnson                                Christian Bardenheuer
    Managing Director                             President, Managing Directors